NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock (the "Security") of Navidea Biopharmaceuticals, Inc. (the "Company") from listing and registration on the Exchange on November 03, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. NYSE American has determined that the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide (the "Company Guide") as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on July 28, 2023. On July 28, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE American. The Company was notified on July 28, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on July 28, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company filed such a request on August 4, 2023, within the specified time period. On October 05, 2023, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Common Stock. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.